Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

CarMax, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-127486, No. 333-100311, and 333-135701) on Form S-8 of CarMax, Inc. of our report dated April 25, 2008, with respect to the consolidated balance sheets of CarMax, Inc. and subsidiaries (the Company) as of February 29, 2008 and February 28, 2007, and the related consolidated statements of earnings, shareholders’ equity and cash flows for each of the fiscal years in the three-year period ended February 29, 2008, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of February 29, 2008, which report appears in the February 29, 2008 annual report on Form 10-K of CarMax, Inc.

Our report on the consolidated financial statements and schedule includes an explanatory paragraph that states (i) as discussed in Note 7 to the consolidated financial statements, the Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109, effective March 1, 2007, and (ii) as discussed in Note 8(A) to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Pension and Other Postretirement Plans, effective February 28, 2007.

/s/KPMG LLP

Richmond, Virginia
April 25, 2008